                               ARTHUR ANDERSEN LLP

                                                                      EXHIBIT 15






To the Stockholders and
the Board of Directors of
Delta Air Lines, Inc.:


We are aware that Delta Air Lines, Inc. has incorporated by reference in its Registration Statement Nos. 2-94541, 33-30454, 33-50175, 33-52045, 33-65391 and
333-16471 its Form 10-Q for the quarter ended March 31, 1997, which includes our report dated April 25, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.




Arthur Andersen LLP

Atlanta, Georgia
April 25, 1997